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                                  EXHIBIT 11.1

                    RESOURCE BANCSHARES MORTGAGE GROUP, INC.
               STATEMENT RE: COMPUTATION OF NET INCOME PER SHARE,
                      BASIC and DILUTED EARNINGS PER SHARE

                   ($ in thousands, except per share amounts)

                                                  For the Six Months Ended    For the Quarter Ended
                                                       June 30, 1998              June 30, 1998
                                                 --------------------------- -------------------------
Net Income                                               $  22,693                 $  13,112

Net Income per common share - basic (1)                       0.98                      0.57

Net income per common share - diluted (2)                     0.97                      0.56


1) The number of common shares outstanding used to compute net income per share - basic was 23,084,986 for the six months ended June 30, 1998, and 23,102,831 for the quarter ended June 30, 1998.

2) Diluted earnings per share for the six months and the quarter ended June 30, 1998, was calculated based on weighted average shares outstanding of 23,464,004 and 23,511,620, respectively, which assumes the exercise of options covering 1,844,555 shares and computes incremental shares using the treasury stock method.